Exhibit 10.26
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, iHeartMedia Inc. (“Company”) and Paul M. McNicol (“Employee”) entered into an Employment Agreement effective July 11, 2016 (“Agreement”);

WHEREAS, the parties desire to amend the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this First Amendment to Employment Agreement (“First Amendment”).

1.This First Amendment is effective as of May 1, 2019.

2.    The opening paragraph of the Agreement is amended such that the Company entity with whom this Agreement is entered shall refer to iHeartMedia Management Services, Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates collectively referred to as “Company”).

3.    Section 1 (Term of Employment) of the Agreement is amended such that the initial Employment Period is extended through December 31, 2021. Further, the Notice of Non-Renewal Period is changed to June 1st and July 1st, with the remainder of the section remaining unchanged.

4.    Subsection 2(a) (Title and Duties) of the Agreement is amended by adding the following sentence to the end of the Section:

Effective on the date on which Robert H. Walls, Jr., officially steps down from his position as Executive Vice President, General Counsel & Secretary, Employee’s title shall change to Executive Vice President, General Counsel & Secretary, performing job duties that are usual and customary for this position, and reporting to the President, Chief Operating Officer and Chief Financial Officer (currently Richard J. Bressler).

5.    Subsection 3(a) (Base Salary) of the Agreement is amended by adding the following sentence to the end of the Section:

Effective on May 1, 2019, Employee’s Base Salary shall increase to Six Hundred Twenty-Five Thousand Dollars ($625,000.00).
6.    The Severance Payments and Severance Pay Period referenced in Section 9(d) (Termination by Company Without Cause/Non-Renewal by Company/Termination by Employee for Good Cause) are amended to increase such provisions to eighteen (18) months. Further, the Pro-Rata Bonus referenced in Section 9(d) is amended such that the calculation shall be based upon Employee’s Annual Bonus Target for the period of time Employee worked in the year of termination.
7.    Subsection 3(d) is hereby deleted in its entirety and replaced as follows:
Employee shall be eligible to participate in all long term incentive programs made available throughout the term of this agreement to executives holding the same level of executive seniority and responsibility as Employee, and awards under any such plan or plans relating to equity related compensation (such as stock options or restricted stock) awarded after a restructuring of the

Company’s capital structure shall be made to Employee on terms and in such amounts as are no less favorable, in general, than the terms and amounts awarded to other employees of similar seniority and responsibility. Any such awards shall be pursuant to the terms of the applicable award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the Company’s Chief Executive Officer and the Board of Directors or the Compensation Committee of iHeartMedia Holdings, Inc.
8.    A new subsection 3(f) is added as follows, with all subsequent subsections being re-lettered accordingly, and references in the Agreement to any such subsections are likewise hereby re-lettered accordingly:
New York Accommodations. Employee is authorized to book Company-provided accommodations in New York City up to two (2) nights per week, in accordance with Company’s standard travel policies.
9.    A new subsection 3(e) is added as follows, with all subsequent subsections being re-lettered accordingly, and references in the Agreement to any such subsections are likewise hereby re-lettered accordingly:
Travel. Employee is authorized to fly business class for any business-related flight that is three (3) hours or more.

10.    This First Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

/s/ Paul M. McNicol             Date: 5/1/19
Paul M. McNicol

COMPANY:

/s/ Richard J. Bressler             Date: 5/1/19
Richard J. Bressler
President, Chief Operating Officer and
Chief Financial Officer

2